Exhibit 99.i(3)

March 3, 2020

Credit Suisse Trust

Eleven Madison Avenue

New York, New York 10010

RE:         Commodity Return Strategy Portfolio

Ladies and Gentlemen:

We have acted as special Massachusetts counsel to Credit Suisse Trust, a Massachusetts business trust (the “Trust”), on behalf of its series, Commodity Return Strategy Portfolio (the “Fund”), in connection with the Trust’s Post-Effective Amendment to its Registration Statement on Form N-1A to be filed with the Securities and Exchange Commission on or about March 3, 2020 (as proposed to be amended, the “Registration Statement”) with respect to the Fund’s Class 2 shares of beneficial interest (the “Shares”).  You have requested that we deliver this opinion to you in connection with the Trust’s filing of the Registration Statement.

In connection with the furnishing of this opinion, we have examined the following documents:

(a)           a certificate dated as of a recent date of the Secretary of the Commonwealth of Massachusetts as to the existence of the Trust;

(b)           a copy of the Trust’s Agreement and Declaration of Trust, dated March 15, 1995, and the amendments thereto, each as on file with the office of the Secretary of the Commonwealth of Massachusetts (as so amended, the “Declaration”);

(c)           a copy of the Trust’s Certificate of Designation of Classes of Shares, effective as of December 30, 2019, as filed with the Secretary of the Commonwealth of Massachusetts on December 30, 2019 (the “Designation”);

(d)           a certificate of the Secretary of the Trust, certifying as to the Trust’s Declaration, Designation, By-Laws as  currently in effect (the “By-Laws”), and the resolutions adopted by the Trust’s Board of Trustees at meetings held on November 11-12, 2019 and December 19, 2019 (the “Resolutions”); and

Morgan, Lewis & Bockius LLP

One Federal Street
Boston, MA 02110-1726	+1.617.341.7700
United States	+1.617.341.7701

(e)           a draft received on March 2, 2020 of the Registration Statement.

In such examination, we have assumed the genuineness of all signatures, the conformity to the originals of all of the documents reviewed by us as copies, the authenticity and completeness of all original documents reviewed by us in original or copy form and the legal competence of each individual executing any document.  We have assumed that the Registration Statement, as filed with the Securities and Exchange Commission, will be in substantially the form of the draft referred to in paragraph (e) above.  We have further assumed that the Trust’s Declaration, Designation, By-Laws and the Resolutions will not have been amended, modified or withdrawn with respect to matters relating to the Shares and will be in full force and effect on the date of the issuance of such Shares.

This opinion is based entirely on our review of the documents listed above and such investigation of law as we have deemed necessary or appropriate.  We have made no other review or investigation of any kind whatsoever, and we have assumed, without independent inquiry, the accuracy of the information set forth in such documents.

As to any opinion below relating to the existence of the Trust under the laws of the Commonwealth of Massachusetts, our opinion relies entirely upon and is limited by the certificate of public officials referred to in (a) above.

This opinion is limited solely to the internal substantive laws of the Commonwealth of Massachusetts, as applied by courts located in Massachusetts (other than Massachusetts securities laws, as to which we express no opinion), to the extent that the same may apply to or govern the transactions referred to herein.  No opinion is given herein as to the choice of law, which any tribunal may apply to such transaction.  In addition, to the extent that the Trust’s Declaration, Designation or By-Laws refer to, incorporate or require compliance with the Investment Company Act of 1940, as amended, or any other law or regulation applicable to the Trust, except for the internal substantive laws of the Commonwealth of Massachusetts, as aforesaid, we have assumed compliance by the Trust with such Act and such other laws and regulations.

We understand that all of the foregoing assumptions and limitations are acceptable to you.  Based upon and subject to the foregoing, please be advised that it is our opinion that:

1.             The Trust is existing under the Trust’s Declaration of Trust and the laws of the Commonwealth of Massachusetts as a voluntary association with transferable shares of beneficial interest commonly referred to as a “Massachusetts business trust.”

2.             The Shares, when issued and sold for the consideration described in the Registration Statement, will be validly issued, fully paid and non-assessable,

except that, as set forth in the Registration Statement, shareholders of the Trust may under certain circumstances be held personally liable for its obligations.

This opinion is given as of the date hereof and we assume no obligation to update this opinion to reflect any changes in law or any other facts or circumstances which may hereafter come to our attention.  We hereby consent to the filing of this opinion as an exhibit to the Registration Statement.  In rendering this opinion and giving this consent, we do not concede that we are in the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended.

Very truly yours,

/s/ MORGAN, LEWIS & BOCKIUS LLP
MORGAN, LEWIS & BOCKIUS LLP